EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-87748 and 333-87750) of Smith & Wesson Holding Corporation and its subsidiaries of our report dated November 19, 2003 relating to the financial statements of Smith & Wesson Holding Corporation, which appears in this Annual Report on Form 10-KSB.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
December 17, 2003